Exhibit 99.1

PRESS RELEASE

Media Contact:
Brookly McLaughlin, Manager, Communications
IntercontinentalExchange
1-312-836-6728
Brookly.mclaughlin@theice.com

Investor Contact:
Kelly Loeffler, VP Investor Relations & Corp. Communications
IntercontinentalExchange
1-770-857-4726
kelly.loeffler@theice.com

IntercontinentalExchange Announces Strategic Investment with 12.4%
Stake in Cetip S.A., Brazil’s Leading Clearing House

ATLANTA, GA (July 14, 2011) – IntercontinentalExchange (NYSE: ICE), a leading operator of global regulated futures exchanges, clearing houses and over-the-counter (OTC) markets, today announced that it will acquire 12.4% of the shares in Cetip, S.A. (BOVESPA: CTIP3). Cetip is a publicly traded company and is Brazil’s largest clearing house, as well as the leading operator of registration and custodial services for securities, fixed-income bonds and OTC derivatives.

Under the terms of the agreement, ICE will acquire 31.6 million shares of Cetip common stock for approximately $512 million in cash, or R$25.50 per Cetip common share, in line with the weighted average closing price over the last 90 days. The transaction consideration includes $302 million from ICE’s cash on hand and $210 million drawn from ICE’s credit facilities. The transaction is expected to close on July 15, 2011. Upon the completion of the transaction, ICE will be the single largest shareholder in Cetip. ICE’s investment will be reflected on its balance sheet as a cost method investment. The transaction will not materially impact ICE’s 2011 earnings.

Subject to a vote at the next general shareholders meeting, ICE intends to appoint a representative to Cetip’s Board of Directors.  Advent International, which invested in Cetip prior to the company’s initial public offering, was the main selling shareholder and will transition off of the Board.

Said ICE Chairman and CEO, Jeffrey C. Sprecher: “We are pleased to make this investment in a growth-oriented leader like Cetip, which extends our work in clearing and in the financial and commodity markets in Brazil.  ICE Futures U.S. has long been relied upon by the Brazilian agricultural market participants for our benchmark sugar, coffee and cotton futures. Earlier this year, ICE’s energy futures screens were approved for distribution in Brazil, enabling access to our benchmark Brent crude contract.  And, later this month our Brazilian energy exchange partnership known as BRIX will commence operations.  We are committed to contributing to the growth of these markets while supporting increased transparency and security.”

Edgar Ramos, Chairman of Cetip added: “We know ICE is a global exchange operator and we are confident that they can help Cetip continue to drive innovation and support the robust development of the Brazilian capital markets.”

Cetip offers registration, custody, trading and settlement to 15,648 customers, including banks, brokerage houses, securities dealers, leasing companies, insurance companies, investment funds and pension funds. It is Brazil’s market leader in private fixed-income and OTC derivatives, with more than R$3.0 trillion (~US$1.9 trillion) in assets under custody. More information can be found at www.cetip.com.br/.

Goldman Sachs and Broadhaven Capital Partners advised ICE on the transaction.

About IntercontinentalExchange
IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, ICE, ICE and block design, ICE Futures Europe and ICE Clear Europe. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 9, 2011.

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